UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                 SCHEDULE 13G



                 Under the Securities and Exchange Act of 1934



                               (Amendment No. 2)



                         LASALLE PARTNERS INCORPORATED
                               (Name of Issuer)




                         Common Stock, par value $.01
                        (Title of Class of Securities)



                                  51802H 10 5
                                (CUSIP NUMBER)


                               December 31, 1998

            (Date of Event Which Requires Filing of This Statement)

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      DEL-LPL LIMITED PARTNERSHIP, 36-3479794
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [ X ]
      (b) [   ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------

                               5.    SOLE VOTING POWER
NUMBER OF                            0
SHARES BENEFICIALLY            ---------------------------------------------
OWNED BY EACH                  6.    SHARED VOTING POWER
REPORTING PERSON                     0
WITH                           ---------------------------------------------
                               7.    SOLE DISPOSITIVE POWER
                                     0
                               ---------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
                                     0
                               ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0, see footnote 1 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      0%, see footnote 1 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      DEL-LPAML LIMITED PARTNERSHIP, 36-3479795
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [ X ]
      (b) [   ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------

                               5.    SOLE VOTING POWER
NUMBER OF                            0
SHARES BENEFICIALLY            ---------------------------------------------
OWNED BY EACH                  6.    SHARED VOTING POWER
REPORTING PERSON                     0
WITH                           ---------------------------------------------
                               7.    SOLE DISPOSITIVE POWER
                                     0
                               ---------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
                                     0
                               ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0, see footnote 1 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      0%, see footnote 1 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      DEL/LASALLE FINANCE COMPANY, L.L.C., 36-364131436
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [ X ]
      (b) [   ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
--------------------------------------------------------------------------

                               5.    SOLE VOTING POWER
NUMBER OF                            0
SHARES BENEFICIALLY            ---------------------------------------------
OWNED BY EACH                  6.    SHARED VOTING POWER
REPORTING PERSON                     0
WITH                           ---------------------------------------------
                               7.    SOLE DISPOSITIVE POWER
                                     0
                               ---------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
                                     0
                               ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0, see footnote 1 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      0%, see footnote 1 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      STUART L. SCOTT
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                               5.    SOLE VOTING POWER
NUMBER OF                            767,299
SHARES BENEFICIALLY            ---------------------------------------------
OWNED BY EACH                  6.    SHARED VOTING POWER
REPORTING PERSON                     0
WITH                           ---------------------------------------------
                               7.    SOLE DISPOSITIVE POWER
                                     767,299
                               ---------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
                                     0
                               ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      767,299, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      4.7%, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      ROBERT C. SPOERRI
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                               5.    SOLE VOTING POWER
NUMBER OF                            567,540
SHARES BENEFICIALLY            ---------------------------------------------
OWNED BY EACH                  6.    SHARED VOTING POWER
REPORTING PERSON                     0
WITH                           ---------------------------------------------
                               7.    SOLE DISPOSITIVE POWER
                                     567,540
                               ---------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
                                     0
                               ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      567,540, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      3.5%, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      WILLIAM E. SULLIVAN
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                               5.    SOLE VOTING POWER
NUMBER OF                            113,505
SHARES BENEFICIALLY            ---------------------------------------------
OWNED BY EACH                  6.    SHARED VOTING POWER
REPORTING PERSON                     400, see footnote 3 to this Schedule
WITH                           ---------------------------------------------
                               7.    SOLE DISPOSITIVE POWER
                                     113,505
                               ---------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
                                     400, see footnote 3 to this Schedule
                               ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      113,905, see footnotes 1, 2 and 3 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      0.7%, see footnotes 1, 2 and 3 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      DANIEL W. CUMMINGS
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                               5.    SOLE VOTING POWER
NUMBER OF                            210,088
SHARES BENEFICIALLY            ---------------------------------------------
OWNED BY EACH                  6.    SHARED VOTING POWER
REPORTING PERSON                     0
WITH                           ---------------------------------------------
                               7.    SOLE DISPOSITIVE POWER
                                     210,088
                               ---------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
                                     0
                               ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      210,088, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      1.3%, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      CHARLES K. ESLER, JR.
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                               5.    SOLE VOTING POWER
NUMBER OF                            206,743
SHARES BENEFICIALLY            ---------------------------------------------
OWNED BY EACH                  6.    SHARED VOTING POWER
REPORTING PERSON                     0
WITH                           ---------------------------------------------
                               7.    SOLE DISPOSITIVE POWER
                                     206,743
                               ---------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
                                     0
                               ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      206,743, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      1.3%, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      M.G. ROSE
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                               5.    SOLE VOTING POWER
NUMBER OF                            447,460
SHARES BENEFICIALLY            ---------------------------------------------
OWNED BY EACH                  6.    SHARED VOTING POWER
REPORTING PERSON                     0
WITH                           ---------------------------------------------
                               7.    SOLE DISPOSITIVE POWER
                                     447,460
                               ---------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
                                     0
                               ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      447,460, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      2.8%, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      LYNN C. THURBER
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                               5.    SOLE VOTING POWER
NUMBER OF                            161,558
SHARES BENEFICIALLY            ---------------------------------------------
OWNED BY EACH                  6.    SHARED VOTING POWER
REPORTING PERSON                     0
WITH                           ---------------------------------------------
                               7.    SOLE DISPOSITIVE POWER
                                     161,558
                               ---------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
                                     0
                               ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      161,558, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      1.0%, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      EARL E. WEBB
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                               5.    SOLE VOTING POWER
NUMBER OF                            134,280
SHARES BENEFICIALLY            ---------------------------------------------
OWNED BY EACH                  6.    SHARED VOTING POWER
REPORTING PERSON                     0
WITH                           ---------------------------------------------
                               7.    SOLE DISPOSITIVE POWER
                                     134,280
                               ---------------------------------------------
                               8.    SHARED DISPOSITIVE POWER
                                     0
                               ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT OF BENEFICIALLY OWNED BY EACH REPORTING PERSON

      134,280, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      0.8%, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

Item 1(a)   NAME OF ISSUER:

            LaSalle Partners Incorporated

Item 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            200 East Randolph Drive
            Chicago, IL  60601

Item 2(a)   NAME OF PERSON(S) FILING:

            DEL-LPL Limited Partnership, a Delaware limited partnership DEL-LPAML Limited Partnership, a Delaware limited partnership DEL/LaSalle Finance Company, L.L.C., an Illinois limited liability company
            Stuart L. Scott, a citizen of the United States of America Robert C. Spoerri, a citizen of the United States of America William E. Sullivan, a citizen of the United States of America Daniel W. Cummings, a citizen of the United States of America Charles K. Esler, Jr., a citizen of the United States of
              America
            M.G. Rose, a citizen of the United States of America
            Lynn C. Thurber, a citizen of the United States of America Earl E. Webb, a citizen of the United States of America

Item 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            For each reporting person:
            c/o LaSalle Partners Incorporated
            200 East Randolph Drive
            Chicago, IL  60601

Item 2(c)   CITIZENSHIP:

            Information regarding citizenship of each reporting person is set forth in Item 2(a) and incorporated by reference herein.

Item 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.01 ("Common Stock")

Item 2(e)   CUSIP NUMBER:

            51802H 10 5

Item 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable

Item 4      OWNERSHIP

RESPONSES TO ITEMS 4(A), (B) AND (C) ARE SET FORTH BELOW WITH RESPECT TO EACH REPORTING PERSON.

REPORTING PERSON: DEL-LPL Limited Partnership, see footnote 1 to this
Schedule

Item 4(a)   AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            0 Shares of Common Stock, see footnote 1 to this
              Schedule

Item 4(b)   PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            0%, see footnote 1 to this Schedule

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   Sole power to vote or to direct the vote:

                  0 Shares of Common Stock, see footnote 1 to this
                    Schedule

            (ii)  Shared power to vote or to direct the vote:

                  0 Shares of Common Stock

            (iii) Sole power to dispose or to direct the disposition of:

                  0 Shares of Common Stock, see footnote 1 to this
                    Schedule

            (iv)  Shared power to dispose or to direct the disposition of:

                  0 Shares of Common Stock


REPORTING PERSON: DEL-LPAML Limited Partnership, see footnote 1 to this
Schedule

Item 4(a)   AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            0 Shares of Common Stock, see footnote 1 to this
              Schedule

Item 4(b)   PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            0%, see footnote 1 to this Schedule

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   Sole power to vote or to direct the vote:

                  0 Shares of Common Stock, see footnote 1 to this
                    Schedule

            (ii)  Shared power to vote or to direct the vote:

                  0 Shares of Common Stock

            (iii) Sole power to dispose or to direct the disposition of:

                  0 Shares of Common Stock, see footnote 1 to this
                    Schedule

            (iv)  Shared power to dispose or to direct the disposition of:

                  0 Shares of Common Stock


REPORTING PERSON: DEL/LaSalle Finance Company, L.L.C., see footnote 1 to this Schedule

Item 4(a)   AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            0 Shares of Common Stock, see footnote 1 to this
              Schedule

Item 4(b)   PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            0%, see footnote 1 to this Schedule

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   Sole power to vote or to direct the vote:

                  0 Shares of Common Stock, see footnote 1 to this
                    Schedule

            (ii)  Shared power to vote or to direct the vote:

                  0 Shares of Common Stock

            (iii) Sole power to dispose or to direct the disposition of:

                  0 Shares of Common Stock, see footnote 1 to this
                    Schedule

            (iv)  Shared power to dispose or to direct the disposition of:

                  0 Shares of Common Stock


REPORTING PERSON: Stuart L. Scott, see footnotes 1 and 2 to this Schedule

Item 4(a)   AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            767,299 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

Item 4(b)   PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            4.7%, see footnotes 1 and 2 to this Schedule

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   Sole power to vote or to direct the vote:

                  767,299 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (ii)  Shared power to vote or to direct the vote:

                  0 Shares of Common Stock

            (iii) Sole power to dispose or to direct the disposition of:

                  767,299 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (iv)  Shared power to dispose or to direct the disposition of:

                  0 Shares of Common Stock


REPORTING PERSON: Robert C. Spoerri, see footnotes 1 and 2 to this Schedule

Item 4(a)   AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            567,540 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

Item 4(b)   PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            3.5%, see footnotes 1 and 2 to this Schedule

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   Sole power to vote or to direct the vote:

                  567,540 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (ii)  Shared power to vote or to direct the vote:

                  0 Shares of Common Stock

            (iii) Sole power to dispose or to direct the disposition of:

                  567,540 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (iv)  Shared power to dispose or to direct the disposition of:

                  0 Shares of Common Stock


REPORTING PERSON: William E. Sullivan, see footnotes 1, 2 and 3 to this
Schedule

Item 4(a)   AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            113,905 Shares of Common Stock, see footnotes 1, 2 and 3 to this Schedule

Item 4(b)   PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            0.7%, see footnotes 1, 2 and 3 to this Schedule

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   Sole power to vote or to direct the vote:

                  113,505 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (ii)  Shared power to vote or to direct the vote:

                  400 Shares of Common Stock, see footnote 3 to this Schedule

            (iii) Sole power to dispose or to direct the disposition of:

                  113,505 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (iv)  Shared power to dispose or to direct the disposition of:

                  400 Shares of Common Stock, see footnote 3 to this Schedule


REPORTING PERSON: Daniel W. Cummings, see footnotes 1 and 2 to this
Schedule

Item 4(a)   AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            210,088 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

Item 4(b)   PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            1.3%, see footnotes 1 and 2 to this Schedule

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   Sole power to vote or to direct the vote:

                  210,088 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (ii)  Shared power to vote or to direct the vote:

                  0 Shares of Common Stock

            (iii) Sole power to dispose or to direct the disposition of:

                  210,088 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (iv)  Shared power to dispose or to direct the disposition of:

                  0 Shares of Common Stock


REPORTING PERSON: Charles K. Esler, Jr.,  see footnotes 1 and 2 to this
Schedule

Item 4(a)   AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            206,743 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

Item 4(b)   PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            1.3%, see footnotes 1 and 2 to this Schedule

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   Sole power to vote or to direct the vote:

                  206,743 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (ii)  Shared power to vote or to direct the vote:

                  0 Shares of Common Stock

            (iii) Sole power to dispose or to direct the disposition of:

                  206,743 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (iv)  Shared power to dispose or to direct the disposition of:

                  0 Shares of Common Stock


REPORTING PERSON: M.G. Rose, see footnotes 1 and 2 to this Schedule

Item 4(a)   AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            447,460 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

Item 4(b)   PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            2.8%, see footnotes 1 and 2 to this Schedule

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   Sole power to vote or to direct the vote:

                  447,460 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (ii)  Shared power to vote or to direct the vote:

                  0 Shares of Common Stock

            (iii) Sole power to dispose or to direct the disposition of:

                  447,460 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (iv)  Shared power to dispose or to direct the disposition of:

                  0 Shares of Common Stock


REPORTING PERSON: Lynn C. Thurber, see footnotes 1 and 2 to this Schedule

Item 4(a)   AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            161,558 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

Item 4(b)   PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            1.0%, see footnotes 1 and 2 to this Schedule

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   Sole power to vote or to direct the vote:

                  161,558 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (ii)  Shared power to vote or to direct the vote:

                  0 Shares of Common Stock

            (iii) Sole power to dispose or to direct the disposition of:

                  161,558 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (iv)  Shared power to dispose or to direct the disposition of:

                  0 Shares of Common Stock


REPORTING PERSON: Earl E. Webb, see footnotes 1 and 2 to this Schedule

Item 4(a)   AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            134,280 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

Item 4(b)   PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1998:

            0.8%, see footnotes 1 and 2 to this Schedule

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   Sole power to vote or to direct the vote:

                  134,280 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (ii)  Shared power to vote or to direct the vote:

                  0 Shares of Common Stock

            (iii) Sole power to dispose or to direct the disposition of:

                  134,280 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

            (iv)  Shared power to dispose or to direct the disposition of:

                  0 Shares of Common Stock

Item 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]

Item 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON:

            Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY:

            Not Applicable

Item 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            DEL-LPL Limited Partnership, DEL-LPAML Limited Partnership and DEL/LaSalle Finance Company, L.L.C. were members of a group prior to their dissolution. See footnote 1 to this Schedule.

Item 9      NOTICE OF DISSOLUTION OF A GROUP:

            see footnote 1 to this Schedule

Item 10     CERTIFICATION:

            Not Applicable

FOOTNOTES TO SCHEDULE 13G:

(1) Effective June 30, 1998, each of DEL-LPL Limited Partnership, a Delaware limited partnership ("DEL-LPL"), DEL-LPAML Limited Partnership, a Delaware limited partnership ("DEL-LPAML"), and DEL/LaSalle Finance Company, L.L.C., an Illinois limited liability company ("DEL/LaSalle"), was dissolved. DEL-LPL was the 85% member of DEL/LaSalle, and DEL-LPAML was the 15% member of DEL/LaSalle. On December 17, 1998, all of the shares of Common Stock held by DEL/LaSalle were distributed to the members as a liquidating distribution from DEL/LaSalle. On December 17, 1998, all of the shares of Common Stock held by DEL-LPL and DEL-LPAML, including the shares received as a liquidating distribution from DEL/LaSalle, were distributed to the partners of DEL-LPL and DEL-LPAML as a liquidating distribution.

(2) Each of the individuals who is a reporting person on this Schedule (i.e., Messrs. Scott, Spoerri, Sullivan, Cummings, Esler, Rose and Webb and Ms. Thurber) was a member of the Management Committee of each of DEL-LPL and DEL-LPAML. Each of Messrs. Scott, Spoerri, Cummings, Rose and Webb and Ms. Thurber was, directly or indirectly through a wholly owned corporation, a general partner of DEL-LPL. Mr. Esler was, indirectly through a wholly owned corporation, a general partner of DEL-LPAML. Ownership by each of the individuals includes shares which the individual had the right to acquire on December 31, 1998 pursuant to options which were exercisable on that date or which would become exercisable within 60 days of that date.

(3) Children of Mr. Sullivan own 400 Shares of Common Stock. Mr. Sullivan disclaims beneficial ownership of the Shares of Common Stock owned by his children.

                                   SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct. The parties agree that this statement is filed on behalf of each of them.


Date:   February 12, 1999

                                     DEL-LPL LIMITED PARTNERSHIP

                                     By:  /s/ WILLIAM E. SULLIVAN
                                     Name:  William E. Sullivan
                                     Title: Executive Vice President

                                     DEL-LPAML LIMITED PARTNERSHIP

                                     By:  /s/ WILLIAM E. SULLIVAN
                                     Name:  William E. Sullivan
                                     Title: Executive Vice President

                                     DEL/LASALLE FINANCE COMPANY, L.L.C.

                                     By:  /s/ WILLIAM E. SULLIVAN
                                     Name:  William E. Sullivan
                                     Title: Vice President

                                     /s/ STUART L. SCOTT
                                         Stuart L. Scott

                                     /s/ ROBERT C. SPOERRI
                                         Robert C. Spoerri

                                     /s/ WILLIAM E. SULLIVAN
                                         William E. Sullivan

                                     /s/ DANIEL W. CUMMINGS
                                         Daniel W. Cummings

                                     /s/ CHARLES K. ESLER, JR.
                                         Charles K. Esler, Jr.

                                     /s/ M.G. ROSE
                                         M.G. Rose

                                     /s/ LYNN C. THURBER
                                         Lynn C. Thurber

                                     /s/ EARL E. WEBB
                                         Earl E. Webb